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                       THE FIRST NATIONAL BANK OF CHICAGO
                                POWER OF ATTORNEY

         The undersigned, The First National Bank of Chicago, a national banking association, which acts as trustee (the "Trustee") for CoreStates Home Equity Loan Trust 1996-1 (the "Trust") under the Pooling and Servicing Agreement dated as of May 1, 1996 (the "Pooling and Servicing Agreement"), by and among CoreStates Bank, N.A. and New Jersey National Bank, as sellers (the "Sellers"), CoreStates Bank, N.A., as master servicer (the "Master Servicer") and the Trustee, does hereby constitute and appoint Todd Evans, Robert Furness, William
H. Finlay, Barbara M. Rothenberg, Susan Frain and Henry P. Tur, and each of them individually, attorney-in-fact, to execute and file, on behalf of the Trustee and in its name, all reports, statements, applications for exemptive order and all other documents and any and all amendments (including post-effective amendments), supplements and exhibits thereto, or other documents in connection therewith, to be filed on behalf of the Trust with the Securities and Exchange Commission for the purpose of satisfying the Trust's reporting requirements under the Securities Exchange Act of 1934. The undersigned grants unto said attorneys-in-fact, and each of them individually, full power and authority to do and
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perform each and every act or thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned could do itself, hereby ratifying and approving the acts of each of said attorneys-in-fact.

         EXECUTED this 30th day of May 1996.

                                  THE FIRST NATIONAL BANK OF CHICAGO


                                  By /s/ Lawrence Dillard
                                     ----------------------------------------
                                         Vice President